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                                                  Exhibit 23




                       ACCOUNTANTS' CONSENT


The Board of Directors
InaCom Corp.:

We consent to incorporation by reference in the Registration Statement Nos. 33-21438, 33-38385, 33-42277, 33-81240 and 333-25791 on Form S-8 and
Registration Statement Nos. 333-11687, 333-14299, 333-25823, 333-36815,
333-39545, 333-51651 and 333-57775 on Form S-3 of InaCom Corp. of our report dated February 20, 1998 relating to the consolidated balance sheets of InaCom Corp. and subsidiaries as of December 27, 1997 and December 28, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 27, 1997, which reports are included or incorporated by reference in the December 27, 1997 Annual Report on Form 10-K/A of InaCom Corp.

                                          KPMG Peat Marwick LLP


Omaha, Nebraska
January 15, 1999